UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2006
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On January 24, 2006, CSE Mortgage LLC (“CSE Mortgage”), a wholly owned subsidiary of CapitalSource Inc., purchased mortgage-backed pass through certificates issued by the Federal Home Loan Mortgage Corporation (commonly known as Freddie Mac) and Federal National Mortgage Association (commonly known as Fannie Mae) with an aggregate current face value of $795.8 million. Through this and other purchases that settled on January 20, 2006 and January 25, 2006, CSE Mortgage acquired securities with an aggregate current face value of $954.0 million (the “Securities”) at a discount to par of approximately $5.3 million. The acquisitions of the Securities were financed under master repurchase agreements with JPMorgan Chase Bank, N.A., Credit Suisse First Boston LLC and Barclays Capital Inc. (collectively, the “Repurchase Agreements”). Under the Repurchase Agreements, CSE Mortgage will be required to repurchase the financed Securities between December 14, 2006 and January 16, 2007 unless CSE Mortgage notifies the lenders that it desires to terminate the financing earlier. The repurchase agreement under which CSE Mortgage financed the acquisition of $102.0 million of the Securities may be terminated prior to its repurchase date if the lender provides a 90-day notice to CSE Mortgage.
     The amounts financed under the Repurchase Agreements will bear interest at a per annum rate that is less than, and that adjusts monthly based upon, 30-day LIBOR. In addition, the terms of the Repurchase Agreements require, among other things, that CSE Mortgage satisfy certain financial covenants and certain margin requirements, and that it comply with certain other normal and customary restrictions and covenants.
     The Securities were acquired from various counterparties and are backed by conforming prime mortgage loans that were originated as 3/1 and 5/1 hybrid adjustable rate mortgages. The weighted average coupon rate on the Securities is 4.66%. We classified the Securities as trading securities which are recorded at their estimated fair value with net unrealized gains or losses included in income. With the addition of the Securities, the aggregate face value of our portfolio of mortgage-backed securities is approximately $3.4 billion.
     CSE Mortgage previously engaged BlackRock Financial Management, Inc. (“BlackRock”) to serve as its investment manager. BlackRock will implement interest rate hedging activities relating to the Securities with various financial institutions at the direction of CSE Mortgage under an Investment Management Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 30, 2006	/s/ Steven A. Museles
Steven A. Museles
Senior Vice President, Chief Legal Officer and Secretary